Exhibit 99.1

Optimer Pharmaceuticals Reports Fourth Quarter and Full Year 2009 Financial Results

SAN DIEGO — March 11, 2010 - Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced 2009 fourth quarter and full year financial results and accomplishments.

Optimer reported a net loss for the three months ended December 31, 2009 of $9.6 million, or $0.28 per common share, as compared to a net loss of $10.4 million, or $0.35 per common share, for the same period in 2008.  Optimer reported a net loss for the year ended December 31, 2009 of $42.2 million, or $1.30 per common share, as compared to a net loss of $35.6 million, or $1.24 per common share, for 2008. The increase of $6.6 million was due primarily to an increase in development expenses, manufacturing scale-up expenses, and expenses to prepare regulatory filings related to fidaxomicin and Pruvel™ (prulifloxacin).

As of December 31, 2009, Optimer held cash, cash equivalents and short-term investments of $38.2 million.  In March 2010, Optimer raised an additional $51.2 million of net proceeds in a public offering of common stock.

“Recently, we announced robust results from our second Phase 3 trial of fidaxomicin confirming the positive results of our first Phase 3 trial showing that fidaxomicin has the potential to be a first-in-class drug for the treatment of Clostridium difficile infection,” said Michael N. Chang, President and CEO of Optimer. “2010 will be a significant year for Optimer, as we focus on completing fidaxomicin and Pruvel regulatory filings, publish existing data and continue to prepare for the commercialization of these product candidates.”

Optimer expects to use cash, cash equivalents and short-term investments of approximately $50 million for its operating activities in 2010, based on its current operating plans.

Optimer 2009 and Recent Highlights

•                  Announced positive results from the second Phase 3 trial of fidaxomicin in Clostridium difficile infection (CDI) confirming the results of our first Phase 3 trial. 91.7% of patients treated with fidaxomicin (per protocol population) achieved clinical cure vs. 90.6% for Vancocin®.  Importantly, fidaxomicin also showed significantly lower recurrence rates (p=0.002) and higher global cure rates (p<0.001) compared to Vancocin.  As in the first Phase 3 trial, fidaxomicin was well-tolerated in the study. Additional data from this trial will be presented at medical and scientific conferences this year.

•                  Raised $51.2 million in net proceeds in a public offering of common stock in March 2010.  Also raised $32.9 million in gross proceeds in a registered direct offering in March 2009.

•                  Abstracts related to Optimer’s first Phase 3 study of fidaxomicin highlighted fidaxomicin’s unique profile as the first in a new antibiotic class with beneficial characteristics compared to vancomycin for treating CDI such as lower recurrence rates, reduced risk of vancomycin-resistant enteroccoci (VRE) acquisition, faster time to resolution of diarrhea, and improved outcomes for patients also receiving concomitant antibiotics.  In addition, data presented on fidaxomicin showed a favorable pharmacokinetic profile, and a safety profile comparable to that of vancomycin.  The data was presented at the 49th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in September 2009 and at the 47th Annual Meeting of the Infectious Diseases Society of America (IDSA) in October 2009.

•                  Top-line data from Optimer’s first Phase 3 study of fidaxomicin showed the trial met its primary endpoint of achieving clinical cure compared to Vancocin® , that patients treated with fidaxomicin experienced a reduction in CDI recurrence compared to Vancocin (p=0.004) and had a higher global cure compared to Vancocin (p=0.006). In addition, data was presented on CDI patient risk factors believed to be predictive of negative treatment outcomes.  These risk factors include albumin levels, white blood cell (WBC) count and temperature and strain types of CDI. Overall, the data showed that fidaxomicin demonstrated a lower recurrence rate compared to Vancocin (p=0.004) regardless of albumin levels, WBC count and temperature, as well as for patients with non-BI (NAP1/027) strains.  This data was presented at the European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) meeting in May 2009 and at the Digestive Disease Week (DDW) conference in June 2009.

•                  Production patent for fidaxomicin issued by the United States Patent and Trademark Office.

•                  Announced positive results from the second Phase 3 trial of Pruvel for the treatment of infectious diarrhea.  The results were presented by primary investigator Robert Steffen, M.D., at ICAAC in September 2009. The trial achieved the primary endpoint of median Time to Last Unformed Stool (TLUS). Median TLUS for patients treated with Pruvel was 32.8 hours, which was a statistically significant improvement from the TLUS for placebo (p< 0.0001). Pruvel was generally well tolerated and had a similar safety profile compared to placebo.

•                  Appointed industry veterans Robert L. Zerbe, M.D., President and Chief Executive Officer at QuatRx Pharmaceuticals Company and Peter E. Grebow, Ph.D., Executive Vice President of Worldwide Technical Operations at Cephalon, Inc. (NASDAQ: CEPH), to Optimer’s Board of Directors.

•                  Entered into a number of transactions involving OBI, Optimer’s Taiwan subsidiary, to provide OBI with funding for the development of two of Optimer’s early-stage, non-core programs, OPT-88 and OPT-822/821, and to allow Optimer to focus on fidaxomicin and Pruvel.

•                  The United States Patent and Trademark Office issued a patent which covers the composition of matter of CEM-101/(OP-1068), a macrolide derivative originally developed by Optimer and licensed to Cempra Pharmaceuticals, which recently completed a Phase 1 clinical trial for the treatment of respiratory infections.

Scheduled Conference Call

The Company will host both a conference call and webcast to discuss the fourth quarter and full year 2009 financial results and to provide a corporate update today, Thursday, March 11, 2010 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).

The conference call may be accessed by dialing (877) 375-5161 for domestic callers and (631) 291-4558 for international callers.  Please specify to the operator that you would like to join the “Optimer Earnings Call.” The conference call will be webcast live under the Investors section of Optimer’s website at www.optimerpharma.com, where it will be archived for 30 days following the call.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infectives to treat serious infections and address unmet medical needs. Optimer has two late-stage anti-infective product candidates under development. Fidaxomicin, formerly known as OPT-80, is the first of a new class of antibiotics with narrow spectrum bactericidal activity targeted at the site of infection. Recently reported positive top-line results from the second Phase 3 trial confirmed the results from the first Phase 3 trial regarding fidaxomicin’s safety and efficacy in patients with Clostridium difficile infection. Optimer has also successfully completed two Phase 3 trials with Pruvel™, for the treatment of travelers’ diarrhea, a form of infectious diarrhea.  Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development of fidaxomicin and Pruvel, anticipated uses of cash, cash equivalents and short term investments, the timing of anticipated regulatory submissions, and the future presentation of clinical data. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs, uncertainty regarding regulatory requirements for approval and the timing of regulatory submissions, an inability to enter into partnerships on favorable terms or at all, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Corporate Communications Manager

858-909-0736

Porter Novelli Life Sciences

Jason I. Spark, Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenues:
Research grants	$208,652	$128,695	$792,644	$973,370
Collaborative research agreements	—	—	100,000	50,000
Total revenues	208,652	128,695	892,644	1,023,370
Operating expenses:
Research and development	7,195,983	8,032,064	33,715,430	29,035,828
Marketing	572,101	755,791	1,751,313	2,451,191
General and administrative	2,074,192	1,879,459	8,024,138	6,682,881
Total operating expenses	9,842,276	10,667,314	43,490,881	38,169,900
Loss from operations	(9,633,624)	(10,538,619)	(42,598,237)	(37,146,530)
Interest income and other, net	55,025	135,548	363,998	1,561,934
Net loss allocable to common stockholders	(9,578,599)	(10,403,071)	(42,234,239)	(35,584,596)
Net loss attributable to noncontrolling interest, net of tax	141,682	—	141,682	—
Net loss attributable to Optimer Pharmaceuticals, Inc. common stockholders	$(9,436,917)	$(10,403,071)	$(42,092,557)	$(35,584,596)

Basic and diluted net loss per share attributable to common stockholders	$(0.28)	$(0.35)	$(1.30)	$(1.24)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	33,117,095	29,697,503	32,468,702	28,682,542

Optimer Pharmaceuticals, Inc.

Consolidated Balance Sheets

	Year Ended December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$17,054,328	$16,778,880
Short-term investments	21,131,145	22,547,515
Prepaid expenses and other current assets	416,859	744,670
Total current assets	38,602,332	40,071,065
Property and equipment, net	672,896	694,183
Long-term investments	882,000	1,032,000
Other assets	498,762	498,250
Total assets	$40,655,990	$42,295,498

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,625,240	$3,767,831
Accrued expenses	5,025,669	4,045,660
Total current liabilities	$7,650,909	$7,813,491
Deferred rent	253,474	251,504
Commitments and contingencies	—	—
Stockholders’ equity	32,751,607	34,230,503
Total liabilities and stockholders’ equity	$40,655,990	$42,295,498